SOLICITATION OF PROXIES
ELECTION OF DIRECTORS
PROPOSED AMENDMENT TO THE COMPANY’S 1994 NONEMPLOYEE OFFICER AND DIRECTOR STOCK OPTION PLAN
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
DIRECTOR AND EXECUTIVE OFFICER INFORMATION
AUDIT COMMITTEE REPORT
COMPENSATION OF BOARD MEMBERS AND NONEMPLOYEE OFFICERS
EXECUTIVE COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
SHAREHOLDER RETURN PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS—2001 ANNUAL MEETING
MISCELLANEOUS
APPENDIX A

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [ ]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

HERMAN MILLER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

August 24, 2000

Dear Shareholder:

Herman Miller, Inc.’s fiscal year ended June 3, 2000. Enclosed you will find the 2000 Report to Shareholders and a proxy card to vote your shares. This year you may vote your shares by mail, the Internet, or phone.

      Our annual Shareholders’ Meeting is scheduled for October 3, 2000. This year’s meeting is in Chicago, Illinois, at the Hilton Chicago O’Hare Airport Hotel, Chicago Room, at the O’Hare International Airport. David Nelson, Chairman of the Board of Herman Miller, will convene the business meeting promptly at 6 p.m. CT.

      During the business meeting we will elect three directors to the Board of Directors, take action on two proposals, and transact any other business as may come before the meeting.

Sincerely,

Michael A. Volkema	David L. Nelson
President and Chief Executive Officer	Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, OR YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS WITH YOUR PROXY CARD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Herman Miller, Inc. (the “company”), will be held at the Hilton Chicago O’Hare Airport Hotel, Chicago Room, O’Hare International Airport, Chicago, Illinois at 6 p.m. (CT) for the following purposes:

1.	To elect three directors, each for a term of three years.

2.	To consider and vote upon a proposal to amend the company’s 1994 Nonemployee Officer and Director Stock Option Plan.

3.	To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the company for the fiscal year ending June 2, 2001.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on August 7, 2000, will be entitled to vote at the meeting.

      Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.

By order of the Board of Directors
James N. DeBoer, Jr., Secretary of the Board
August 24, 2000

5	Solicitation of Proxies

6	Election of Directors

7	Proposed Amendment to the company’s 1994 Nonemployee Officer and Director Stock Option Plan

9	Ratification of Appointment of Independent Public Accountants

10	Voting Securities and Principal Shareholder

10	Director and Executive Officer Information

14	Audit Committee Report

15	Compensation of Board Members and Nonemployee Officers

16	Executive Compensation Committee Report

20	Compensation Tables and Information

23	Shareholder Return Performance Graph

24	Section 16(a) Beneficial Ownership Reporting Compliance

24	Shareholder Proposals

24	Miscellaneous

26	Appendix A – Audit Committee Report

HERMAN MILLER, INC.
855 East Main Avenue
P.O. Box 302
Zeeland, Michigan 49464-0302

PROXY STATEMENT DATED AUGUST 7, 2000

This Proxy Statement is furnished to the shareholders of Herman Miller, Inc. (the “company”), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Tuesday, October 3, 2000, at 6 p.m. (CT) at the Hilton Chicago O’Hare Airport Hotel, Chicago Room, O’Hare International Airport, Chicago, Illinois.

SOLICITATION OF PROXIES

Each shareholder, as an owner of the company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder of the company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for such purpose.

      If the proxy card is properly executed and returned to the company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for the proposals described in this Proxy Statement.

      A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the company, (2) executing a proxy at a later date, or (3) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

ELECTION OF DIRECTORS

The Board of Directors has nominated Thomas C. Pratt, Ruth Alkema Reister, and Michael A. Volkema for election as directors, each to serve until the 2003 annual meeting. Each of the nominees previously has been elected as a director by the company’s shareholders.

      The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

      A plurality of the votes cast at the meeting is required to elect the nominees as directors of the company. Accordingly, the three persons who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

PROPOSED AMENDMENT TO THE COMPANY’S 1994 NONEMPLOYEE OFFICER AND DIRECTOR STOCK OPTION PLAN

In 1994, the Board of Directors adopted, and the company’s shareholders approved, the Herman Miller, Inc. 1994 Nonemployee Officer and Director Stock Option Plan (the “Plan”). The Plan, which was amended and restated in 1997, is intended to encourage stock ownership by nonemployee officers and directors of the company and to provide those individuals with additional incentive to manage the company effectively and to contribute to its success. The Plan is also intended to provide a form of compensation that will attract and retain highly qualified individuals as nonemployee officers and members of the Board of Directors of the company.

      The Board has approved an amendment to the Plan to make an additional 400,000 shares of the company’s common stock available for issuance under the Plan. This amendment will ensure an adequate number of shares are available to administer the Plan. Under the terms of the Plan, the proposed amendment must be approved by the company’s shareholders. Accordingly, at the annual meeting, the shareholders are being requested to consider and approve this amendment. The following paragraphs summarize the principal features of the Plan.

DESCRIPTION OF THE PLAN

The Plan provides that all persons who are officers or directors of the company, but are neither contractual nor common law employees of the company, are eligible to participate in the Plan. Subject to the eligibility criteria, the Committee is authorized to select the persons to be granted options, the number of shares subject to each option, and other option conditions, consistent with the terms of the Plan. There are currently nine persons who are eligible to participate in the Plan. The Plan precludes any one participant from receiving options covering more than a total of 15% of the common stock reserved for issuance under the Plan.

      The term of each option granted under the Plan is ten years from the date of grant. The option price for each option must equal 100% of the fair market value of the company’s common stock on the date the option is granted. In general, no option may be exercisable in whole or in part prior to the first anniversary of the date of grant of the option. Option grants may also include reload options. A reload option is an option to purchase shares equal to the number of shares delivered in payment of the exercise price (including, in the discretion of the Committee, the number of shares the participant would be required to sell at the date of exercise to satisfy all or a portion of his or her tax liability attributable to the option exercise), and is automatically granted upon delivery of the shares without further action by the Board or Committee. The exercise price of a reload option must equal the fair market value of the company’s stock on the date of grant of the reload and must retain the same exercise period as the original option.

      In consideration of the grant of an option, optionees are required to agree to continue to serve as an officer or director of the company, as the case may be, for the lesser of at least 12 months from the date the option is granted or for the remainder of the optionee’s term as an officer or director of the company. Notwithstanding this requirement, nothing contained in the Plan or any agreement to be executed pursuant to the Plan will obligate the company, its Board of Directors or its shareholders to retain an optionee as an officer or director of the company.

      The Board of Directors of the company may amend or terminate the Plan with respect to shares not subject to option at the time of amendment or termination. The Plan may not be amended without shareholder approval if the amendment would increase the maximum number of shares that may be issued under the Plan, increase the maximum number of shares that may be optioned to any one nonemployee officer or director, materially increase the benefits accruing to option holders under the Plan, decrease the price at which options may be granted, remove the administration of the Plan from the Committee, or permit the granting of options under the Plan after October 5, 2004. Unless earlier terminated by the Board of

Directors, the Plan will expire on October 5, 2004.

FEDERAL TAX CONSEQUENCES
The following summarizes the consequences of the grant and exercise of options under the Plan for federal income tax purposes, based on management’s understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed, and may vary from locality to locality.

      Optionees will not recognize taxable income at the time an option is granted under the Plan unless the option has a readily ascertainable market value at the time of grant. Management understands that options to be granted under the Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. Because options will not qualify as incentive stock options under the Code, the difference between the fair market value of the shares at the time an option is exercised and the option exercise price generally will be treated as ordinary income to the optionee. The company is entitled to a corresponding deduction equal to the amount of an optionee’s ordinary income.

      Tax consequences to an optionee will arise again at the time the shares of common stock are sold. In general, if the shares have been held for more than one year, the gain or loss will be treated as long-term capital gain or loss. Otherwise, the gain or loss will be treated as short-term capital gain or loss. The amount of any gain or loss will be calculated under the general principles for determining gain and loss, and will equal the difference between the amount realized on the sale and the tax basis of the shares of common stock. The tax basis will generally equal the cost of the shares (the option exercise price paid) plus any income recognized upon exercise of the option.

REQUIRED VOTE FOR APPROVAL

The affirmative vote of a majority of the company’s common stock voted at the Annual Meeting, by person or by proxy, is required to approve the amendment to the Plan. While broker nonvotes will not be treated as votes cast on the approval of this Plan, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the proposed amendment.

The Board of Directors recommends a vote FOR the approval of the proposed amendment to the Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the company for the fiscal year ending June 2, 2001. Representatives of Arthur Andersen LLP will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Arthur Andersen LLP representatives will have the opportunity to make a statement if they so desire.

      Although the submission of this matter for approval by shareholders is not legally required, the Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Arthur Andersen LLP, the selection of such firm as independent public accountants for the company will be reconsidered by the Board of Directors.

The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP as the company’s independent public accountants.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

On August 7, 2000, the company had 77,302,365 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 7, 2000, the record date fixed by the Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by the company’s transfer agent. As of August 7, 2000, no person was known by management to be the beneficial owner of more than 5 percent of the company’s common stock, except as follows:

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

Ariel Capital Management, Inc.	6,463,015	(1)	8.36%

307 North Michigan Avenue Chicago, Illinois 60601

Private Capital Management	3,952,631	(2)	5.11%

3003 Tamiami Trail North Naples, Florida 34103

(1)	This information is derived from notification received by the Companies from the beneficial owner, including notice that it has sole voting power as to 5,894,840 shares and sole dispositive power as to 6,453,840 shares.

(2)	This information is derived from notification received by the Companies from the beneficial owner, including notice that it has shared voting power as to 3,952,631 shares and shared dispositive power as to 3,952,631 shares.

DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Security Ownership of Management The following table shows, as of August 7, 2000, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

	Amount and Nature
Named Executive	of Beneficial Ownership(1)	Percent of Class(3)

Michael A. Volkema	769,801	.98%

Brian C. Walker	281,126	.36%

Robert I. Frey	172,272	.22%

Christopher A. Norman	228,735	.29%

David M. Knibbe	116,742	.15%

All executive officers and directors as a group (19 persons)	3,038,594 (2)	3.86%

(1)	Includes the following number of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Volkema – 156,000; Mr. Walker – 146,747; Mr. Frey – 136,000; Mr Norman – 144,645; and Mr. Knibbe – 83,000. Includes the following number of shares which are restricted and subject to certain conditions: Mr. Volkema – 211,520; Mr. Walker – 72,270; Mr. Frey – 31,510; Mr. Norman – 41,320; and Mr. Knibbe – 30,920.

(2)	Included in this number are 1,422,863 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

(3)	Calculated based on the number of shares outstanding plus the option shares referred to in notes (1) and (2) above.

The Board of Directors The information in the following table relating to each nominee’s and director’s age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of August 7, 1999, has been furnished to the company by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table:

		Year First
		Became a	Shares		Percent of
Name and Principal Occupation	Age	Director	Owned(1)		Class(2)
Nominees for Election as Directors for Terms to Expire in 2003

Thomas C. Pratt	64	1999	94,436		.12%

Since July 1989—President and Chief Executive Officer

Prison Fellowship Ministries

Ruth Alkema Reister	64	1985	87,742	(3)	.11%

Private Investments and Civic and Charitable Activities

Michael A. Volkema	44	1995	769,801	(4)	.98%

Since July 1995—

Chief Executive Officer, Herman Miller, Inc.

Since May 1995—

President, Herman Miller, Inc.

Directors Whose Terms Expire in 2001

C. William Pollard	62	1985	116,635	(5)	.15%

Since November 1999—

Chief Executive Officer, The ServiceMaster Company

Since 1994 - Chairman of the Board, The ServiceMaster Company

(Management and consumer services for health care,

industrial, and educational facilities)

Dorothy A. Terrell	55	1997	11,071		.01%

Since February 1998—

President, Service Group, and Senior Vice President, Worldwide

Sales, Natural MicroSystems Corporation

(Telecommunications technology company)

August 1991 to September 1997—

President, Sun Express, Inc., Sun Micro System, Inc.

Dr. E. David Crockett	64	1982	77,387		.10%

Since May 1991—

General Partner, Aspen Ventures

(High-technology venture-capital firm)

Directors Whose Terms Expire in 2002

J. Harold Chandler	51	1995	33,403		.04%

Since November 1999—

Chairman, President and CEO,

UnumProvident Corporation (Insurance company)

From July 1999 to November 1999—

President and Chief Operating Officer,

UnumProvident Corporation

From November 1993 to July 1999—

Chairman, President, and Chief Executive Officer,

Provident Companies, Inc.

Brian Griffiths, Lord Griffiths of Fforestfach	58	1991	63,910		.08%

Since 1991 - International Advisor, Goldman Sachs International

Limited and House of Lords, United Kingdom

(International investment banking firm)

Mary Andringa	50	1999	0		0%

Since 1989—

President and Chief Operating Officer,

Vermeer Manufacturing

(1)	Shares shown for each director who is not an officer of the company include the following number of shares with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days: 13,510 shares for Mr. Chandler; 48,000 shares for Mr. Griffiths; 41,049 shares for Ms. Reister; 17,071 shares for Mr. Pollard; 6,000 shares for Ms. Terrell; and 17,776 shares for Mr. Crockett.

(2)	Percentages are calculated based upon shares outstanding plus shares which the director has the right to acquire under stock options exercisable within 60 days.

(3)	Includes 2,400 shares owned by Ms. Reister’s husband. Ms. Reister disclaims beneficial ownership of these shares.

(4)	Includes 156,000 shares with respect to which Mr. Volkema has a right to acquire beneficial ownership under options exercisable within 60 days and 211,520 shares of restricted stock which are subject to forfeiture under certain conditions.

(5)	Includes 1,612 shares owned of record and beneficially by Mr. Pollard’s wife. Mr. Pollard disclaims beneficial ownership of these shares.

Additionally, 48,000 shares are owned by a family partnership.

      Mr. Chandler is also a director of UnumProvident Corporation and AmSouth Bancorporation. Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company. Mr. Pollard also is a director of The ServiceMaster Company and UnumProvident Corporation. Ms. Terrell also is a director of General Mills, Inc. and Sears, Roebuck & Co.

      The Board of Directors held five meetings during the last fiscal year. All of the directors attended at least 75 percent of the aggregate number of meetings of the Board and the Board committees on which they served.

      Executive Compensation Committee The company has an Executive Compensation Committee comprised of J. Harold Chandler (chair), Dorothy A. Terrell, and Mary Andringa. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of the company’s Chairman and Chief Executive Officer, and acts as the administrative committee for the company’s employee stock option and long term incentive plans. The committee met seven times during the last fiscal year.

      Nominating Committee The company has a Nominating Committee comprised of C. William Pollard (chair) and Thomas C. Pratt. The Nominating Committee selects and presents to the Board candidates for election to fill vacancies on the Board. The committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing on or before the 60th day preceding the date of the annual meeting, including a description of the proposed nominee’s qualifications, his or her consent to serve as a director, as well as other required data on the nominee and the shareholder submitting the proposal, and other relevant biographical data, to C. William Pollard, at Herman Miller, Inc., 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302. The committee met four times during the last fiscal year.

      Executive Committee The company has an Executive Committee comprised of David L. Nelson (chair), Dr. E. David Crockett, C. William Pollard, Richard H. Ruch, and Michael A. Volkema. The Executive Committee acts from time to time on behalf of the Board in managing the business and affairs of the company (except as limited by law or the company’s Bylaws), and is delegated certain assignments and functions by the Board of Directors. The committee met two times during the last fiscal year.

      Financial Audit Committee The company has a Financial Audit Committee comprised of Dr. E. David Crockett (chair), Ruth A. Reister, and Richard H. Ruch. Each of these individuals qualifies as an “independent director” under the current listing standards of the National Association of Securities Dealers. The Financial Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audit, their reports, and any recommendations made by them. The committee also reviews the activities of the company’s internal auditors, approves EVA® targets and performance, and reviews and recommends to the Board issues concerning the company’s dividend policies, capital expenditures, welfare benefits plans, and other related financial matters. The committee met five times during the last fiscal year.

      Effective July 18, 2000, the company’s Board of Directors adopted a written charter with respect to the Committee’s roles and responsibilities as an Audit Committee. A copy of the charter is attached as Appendix A to this Proxy Statement. On July 18, 2000, the Committee submitted to the Board the following report:

AUDIT COMMITTEE REPORT

We have reviewed and discussed with management the company’s audited financial statements as of and for the year ended June 3, 2000.

      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the company’s Form 10-K for the year ended June 3, 2000.

Dr. E. David Crockett (chair) Ruth A. Reister Richard H. Ruch

COMPENSATION OF BOARD MEMBERS AND NONEMPLOYEE OFFICERS

DIRECTORS COMPENSATION

The company pays an annual retainer to non-employee directors in the amount of $100,000. In addition, a retainer fee in the amount of $5,000 is approved annually by the Board to the chairpersons of Board committees. The annual retainer and chairperson fee (if appropriate) is payable by one or more of the following means, each in increments of 25% and as selected by each director: (1) Payment in cash; (2) Payment in shares of company stock valued as of November 15 of each year; (3) Payment under the Director Deferred Compensation Plan described below, with company common stock units valued as of November 15 of each year; and (4) Payment in stock options valued as of November 15 of each year under the Black-Scholes Valuation Model.

      For fiscal 2000 five directors elected to receive 100% of their retainer in the form of stock options, four directors elected to receive 100% of their retainer in the form of deferred compensation, and one director elected to receive 50% of the retainer in cash and 50% in the form of deferred compensation.

STOCK OWNERSHIP GUIDELINES

Director Stock Ownership Guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000 each director is expected to reach a minimum level of share ownership, over a five year period, which has a value equivalent to three times the annual retainer fee of $100,000, or a minimum total ownership valued at $300,000.

CHAIRMAN’S COMPENSATION

Mr. Nelson became the Chairman of the Board on October 30, 1995. For the 12 month period ending October 2000, Mr. Nelson agreed to devote at least 80 percent of his business time to the Board of Directors for the payment of $250,000 plus director fees. In addition, he will receive an annual benefit package of $10,000.

STOCK OPTION PLAN

The company has in effect a stock option plan, approved and adopted by its shareholders, under which officers and directors who are not employees of the company or its subsidiaries are granted options to purchase shares of the company’s common stock. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of the company’s common stock already owned by the optionee, or a combination of shares and cash. This Plan also provides for the grant of reload options which allow optionees to purchase shares equal to the number of shares of common stock delivered in payment of the exercise price (and any corresponding tax liability). A reload option contains the same terms as the original option except that the exercise price is required to equal the fair market value of the company’s common stock at the date of grant of the reload option.

      This year the shareholders are being asked to approve the authorization of an additional 400,000 shares for this plan to ensure that an adequate number of shares are available to administer the plan. Please see the discussion above under the caption “Proposed Amendment to the company’s 1994 Nonemployee Officer and Director Stock Option Plan.”

DEFERRED COMPENSATION PLAN

The company has in effect a Non-employee Officer and Director Deferred Compensation Stock Purchase Plan. The plan permits participants to defer receipt of all or a portion of the total annual Board fee and committee chair fees to his or her account under the plan expressed in stock units equivalent to shares of the company’s common stock.

EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL

The Executive Compensation Committee of the Board of Directors is comprised of three non-employee directors. The committee provides an ongoing review of the executive compensation program to ensure that it is structured and administered to support the company’s mission and strategy. The committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the company’s Chief Executive Officer, which includes base salary, incentive pay, and equity-based compensation. In addition, the Committee also establishes the performance objectives for the annual executive incentive plan which covers the Chief Executive Officer, corporate officers, vice presidents, and director level employees at each of the company’s business units. The company’s Chief Executive Officer establishes the base salary of the company’s other executives.

COMPENSATION PHILOSOPHY

The company’s compensation philosophy, as formulated by the Executive Compensation Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of fairness and equity among employees, shareholders and customers. Consistent with this philosophy, an Economic Value Added (“EVA®”) performance measurement and incentive compensation system is utilized. This system, which is an internal measurement of operational and financial performance, has been shown by extensive research to more closely correlate with shareholder value than any other performance measure. The committee believes that the equity-based and incentive compensation plans described below are aligned with this philosophy.

      EVA Based Incentive Compensation Beginning in fiscal 1997, the incentive compensation plans of corporate officers, vice presidents, and directors at each of the company’s business units were linked to the EVA® concept. Under the terms of the EVA® performance system, focus is shifted from budget performance to long-term continuous improvements in shareholder value. Each year, the EVA® target is raised by an improvement factor over the actual EVA® earned the prior year. As a result, higher EVA® targets must be attained in order to earn the same level of incentive pay. This improvement factor is established by the Board of Directors for a period of three years. At the 1998 Annual Meeting, the company’s shareholders approved the company’s Incentive Cash Bonus Plan, which utilizes this EVA® performance measurement system to determine the amount of annual cash bonus compensation.

      The Committee believes that the utilization of the EVA® measurement system, with its focus on maximizing the company’s return on capital investments relative to its cost of capital, is a more effective means of evaluating and rewarding management performance. The Committee believes the adoption of the EVA® measurement system is consistent with its objective of endorsing an executive compensation program designed to:

-	Link a material portion of annual compensation directly to operating performance

-	Promote achievement of long-term strategic goals and objectives

-	Align the interests of executives with the long-term interests of its shareholders

-	Attract, motivate, and retain executives of outstanding ability

      Executive Stock Ownership Requirements The Board of Directors believes that significant stock ownership by management is of critical importance to the ongoing success of the company since it closely links the interests of management and company shareholders. To emphasize this, the Board adopted stock ownership requirements for approximately 160 executives, including all officers. Under these requirements, the CEO must own shares of company stock which have an aggregate value of at least twelve (12) times base salary. The other executives must own shares with an aggregate value of between one (1) and six (6) times their respective base salaries. All participants must achieve their ownership requirement over a five to ten year period. The executive’s responsibility level and corresponding management position within the company determine the level of ownership and attainment period. Ownership for the purposes of the guidelines is defined to include shares owned by the executives, as well as shares held in profit sharing, 401(k) and deferred accounts for him or her beneficially. Stock options are not included in the calculation of an executive’s total ownership.

      Equity-Based Compensation The company has several equity-based compensation plans that serve as tools to assist executives in attaining their required levels of ownership. These plans include (1) the 1994 Long-Term Incentive Plan, under which stock options, restricted stock, reload options and other equity instruments may be granted, and (2) the 1994 Key Executive Stock Purchase Assistance Plan, which authorizes the Executive Compensation Committee to extend loans to selected executives to acquire shares of company stock. Under the latter plan, executives can earn repayment of a portion of the principal and interest due on these loans, provided that certain corporate performance goals are attained. Both of these plans have previously been approved by the company’s shareholders.

      In addition to these plans, the company has a Key Executive Deferred Compensation Plan whereby executives can elect to defer a portion of the EVA® cash bonus and have it denominated in company stock. For 2000, the company also provided an incentive in the form of a premium denominated in Herman Miller common shares equal to 30 percent of the amount deferred, up to a maximum of 50 percent of the cash bonus. Each year the Committee selects the plan participants and may adjust the premium percentage and the maximum amount of the deferral that is subject to the premium. The Committee believes that this program provides an additional opportunity and incentive for the key executives to increase their ownership level in the company. Eighteen executives were elected to participate in this program for fiscal 2000, and deferred $1.6 million which was invested in company stock, receiving a premium totaling $.5 million, which was also invested in company stock.

      An executive’s level of participation in each of these plans is directly related to the level of his or her ownership requirements. These plans have been designed to be used by executives to attain their required ownership levels and to build additional ownership. Failure by an executive to use the plans as tools to build their stock ownership may result in his or her reduced participation or withdrawal from further participation in the plans.

      During the past 5 years, approximately 160 executives have increased their ownership by 1.9 million shares as a result of their participation in these plans. Approximately 890,000 shares have been acquired by the exercise of options, 650,000 shares through the Stock Purchase Assistance Plan, and 360,000 shares through the Deferred Compensation Plan.

      Employee Ownership and the 2000 Broad-Based Employee Stock Option Plan Stock ownership is also made available to all the company’s employees through the Employee Stock Purchase Plan and various employee ownership and profit sharing plans. Furthermore, effective July 5, 2000, the Board of Directors approved a special one-time option grant of 100 shares to each nonexecutive, North American based employee. This option grant totaled 704,300 shares and was made in recognition that fiscal 2000 was a difficult year for the industry and one of significant investment by the company to advance its strategy. These options will enable the employee-owners to have a larger stake in the company and will allow them to participate in the rewards of that investment in the future. This broad-based option grant is also consistent with Herman Miller’s long history of employee ownership and the belief that owners are more likely to create greater economic value in the business. The Board is sensitive to the dilution of shareholder interests resulting from the granting of stock options and, therefore, has allocated the 704,300 options granted under this plan against the authorized shares available under the 1994 Long Term Incentive Plan.

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

Executive compensation consists of a base salary, an annual bonus opportunity under the EVA® Incentive Compensation Plan, and Stock Options.

      Base Salary The salaries of the company’s Chief Executive Officer and other executive officers are established on a performance-based evaluation system. Each executive officer’s performance, except that of the Chief Executive Officer, is evaluated by his or her superior, approved by the Chief Executive Officer and reviewed by the Executive Compensation Committee. This review considers the employee’s overall performance relative to the achievement of corporate objectives, as well as individual contributions and achievements. This committee applies this same evaluation to the company’s Chief Executive Officer. In addition, salary surveys for executive officers of peer group companies are regularly utilized to insure the company provides competitive market wages.

      Annual Bonuses The company’s EVA® measurement system provides the basis for determining performance-based bonus compensation. The EVA® bonus plan has three components: (1) a target bonus; (2) the EVA® improvement in excess of expected EVA® improvement; and (3) a bonus bank. The potential annual bonus of a participant is the sum of his or her target bonus, defined as a percentage of base salary, plus a share of the Excess EVA® improvement which is determined by a bonus interval. The Executive Compensation Committee approves an expected annual improvement in EVA® for which the target bonus is paid upon achievement, as well as approving the bonus interval. The annual planned improvement factor is established for a three-year period by the Board of Directors. A participant’s EVA® bonus is calculated based on a weighted average of their business unit results and the consolidated results.

      For the company’s Chief Executive Officer and other executives, the EVA® plan is intended to motivate growth above the expected annual improvement in EVA® with a straight-line payoff profile offering a cash bonus award that has unlimited upside potential, as well as unlimited downside potential. The amount of the bonus each executive earns is credited to his or her bonus bank balance. The maximum bonus payable to an executive equals the amount of his or her bonus bank, up to the amount of the target bonus, plus one-third of the amount by which the bonus bank balance exceeds the target bonus. The potential for suffering a negative bonus is made possible because annual bonus awards are not fully paid out but instead are banked and put at risk. Full payout is contingent upon future successful performance. In fiscal 2000, North American based participants did earn negative bonuses and their banks were reduced accordingly.

      Stock Options The Executive Compensation Committee also authorizes the grant of stock options to employees of the company, including executive officers. Under the EVA® program, the Committee initially approves a target option grant which is then multiplied by the same bonus multiple that is applied to the target cash bonus. However, executives are limited by an upside potential of two times the target option grant and on the downside by a zero grant. For fiscal 2000, a participant’s option grant totaled 70% of his or her target option grant, which was determined by the corporate EVA® bonus multiple.

      Compensation of the Chief Executive Officer During fiscal 2000, Mr. Michael Volkema, the company’s Chief Executive Officer, was paid a base salary and cash bonus of $509,615 and $387,132, respectively, representing total cash compensation of $896,747. Under the Key Executive Deferred Compensation Plan, Mr. Volkema elected to defer 50 percent of his EVA® bonus and have it denominated in Herman Miller common stock. Mr. Volkema received a premium also denominated in Herman Miller common stock, equal to 3,687 shares, which vests over a three-year period. In 2000, Mr. Volkema was awarded a stock option grant of 19,600 shares, representing a multiple of .7 times his target option grant of 28,000 shares.

      Deductibility of Compensation The income tax laws of the United States limit the amount the company may deduct for compensation paid to the company’s CEO and the other four most highly paid executives.

Certain compensation that qualifies as “performance-based” under IRS guidelines is not subject to this limit. Stock options granted under the company’s Long-Term Incentive Plan, as well as compensation earned under the company’s 1994 Key Executive Stock Purchase Assistance Plan and the company’s Incentive Cash Bonus Plan, are designed to qualify as performance-based compensation, thereby permitting the company to deduct the related expenses.

J. Harold Chandler (Chair) Dorothy A. Terrell Mary V. Andringa

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended June 3, 2000, May 29, 1999, and May 30, 1998.

Name and Principal Position	Year	Annual Compensation

		Salary(1)	Bonus(2)
		($)	($)

Michael A. Volkema,	2000	509,615	387,132

President and	1999	500,000	509,280

Chief Executive Officer	1998	367,000	465,658

Brian C. Walker,	2000	290,384	157,718

Executive Vice President,	1999	260,000	188,684

President, North America	1998	210,000	183,964

Robert I. Frey,	2000	239,904	127,054

Executive Vice President,	1999	225,000	158,979

Herman Miller	1998	205,000	129,729

International

Christopher A. Norman,	2000	228,019	244,772

Executive Vice President,	1999	215,000	165,980

Information Services and	1998	210,000	174,444

Chief Information Officer

David M. Knibbe,	2000	208,942	108,418

Executive Vice President,	1999	205,000	146,824

Sales and Distribution	1998	195,000	170,258

[Additional columns below]

[Continued from above table, first column(s) repeated]

Name and Principal Position	Long Term Compensation			All Other
	Awards		Payouts	Compensation(5)
				($)

	Restricted	Securities	LTIP
	Stock Awards	Underlying	Payouts(4)
	($)	Options/SARs	($)
		(#)(3)

Michael A. Volkema,	-0-	19,600	14,620	8,374

President and	-0-	256,000	426,698	12,963

Chief Executive Officer	-0-	80,000	809,377	5,643

Brian C. Walker,	-0-	9,800	74,848	8,474

Executive Vice President,	-0-	103,000	345,041	12,697

President, North America	-0-	40,000	160,461	6,348

Robert I. Frey,	-0-	9,800	75,061	10,972

Executive Vice President,	119,000 (6)	78,000	165,376	11,692

Herman Miller	-0-	40,000	165,247	3,002

International

Christopher A. Norman,	-0-	9,800	0	12,036

Executive Vice President,	-0-	78,000	38,351	13,077

Information Services and	-0-	40,000	108,272	7,759

Chief Information Officer

David M. Knibbe,	-0-	9,800	137,699	11,088

Executive Vice President,	119,000 (6)	78,000	374,980	11,406

Sales and Distribution	-0-	40,000	0	5,643

(1)	Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code. Includes 53 weeks of compensation for 2000 and 52 weeks for 1999 and 1998, consistent with the company’s fiscal year.

(2)	Represents amounts paid under the company’s Earned Share Bonus Plan and Executive Incentive Plan. It excludes amounts deferred at the election of the Named Executives and payable in shares of the company’s common stock under the Key Executive Deferred Compensation Plan, as reported in the Long-Term Incentive Plan.

(3)	The options reflected as being granted in fiscal 1998, 1999, and 2000, for that year’s performance, were actually issued in the subsequent fiscal year, except for fiscal 1999 grants of 200,000 for Mr. Volkema, 75,000 for Mr. Walker, and 50,000 each for Messrs. Norman, Frey and Knibbe.

(4)	Represents amounts earned under the company’s Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder.

(5)	Amounts represent contributions by the company pursuant to the company’s defined contribution retirement plans.

(6)	This amount represents the value of 4,000 shares of the company’s common stock (based on the closing price on the date of grant of $29.75) granted to Mr. Frey and Mr. Knibbe under the terms of his Share Grant Agreement. They elected to use 45% of the grant to pay federal and state taxes, which resulted in a net receipt of 2,200 shares. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over a five-year period. The minimum annual rate of vesting is 20% of the total shares granted during the five years following the date of grant. Dividends are payable on the restricted shares at the same rate as dividends on the company’s common stock. Full vesting would occur not earlier than fiscal 2003. At June 3, 2000, the value of the participant’s 1,320 unvested and restricted shares, based on the closing price of the company’s common stock on that date ($29.75 per share), equaled $39,270.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on options granted to the Named Executives during the year ended June 3, 2000.

Name	Number of		Percentage of	Exercise or	Expiration	Grant Date
	Securities		Total Options	Base Price	Date	Present
	Underlying		Granted to	(per share)(3)		Value(4)
	Options		Employees in	($)		($)
			Fiscal Year

Michael A. Volkema	56,000	(1)	4.57%	23.31	07/02/09	474,068

	66,399	(2)	5.42%	27.50	07/08/07	701,519

	44,097	(2)	3.60%	27.50	05/15/06	465,893

	36,778	(2)	3.00%	27.50	05/17/05	388,567

Brian C. Walker	28,000	(1)	2.29%	23.31	07/02/09	237,034

Robert I. Frey	28,000	(1)	2.29%	23.31	07/02/09	237,034

Christopher A. Norman	28,000	(1)	2.29%	23.31	07/02/09	237,034

David M. Knibbe	28,000	(1)	2.29%	23.31	07/02/09	237,034

(1)	Indicates number of shares that may be purchased pursuant to options granted under the company’s 1994 Long-Term Incentive Plan. The company granted options on July 2, 1999, July 20, 1999, August 2, 1999, January 18, 2000, February 7, 2000, and April 24, 2000, totaling 853,612; 2,000; 50,000; 3,750; 50,000; and 6,000 shares, respectively, to eligible employees to the company and its subsidiaries. In general, options may not be exercised in full or in part prior to the expiration of one year from the date of grant.

(2)	Reflects options granted pursuant to stock option reload rights contained in certain option agreements. The rights permit employees to receive new options if an employee exercises options by trading in shares. The employees received new options equal to the shares that were traded in. The reload options retain the expiration date of the original option, but the exercise price equals the fair market value of the company’s stock on the date of grant of the reload option. Reload options were granted on October 15, 1999, and April 25, 2000, totaling 63,198 and 196,820, respectively.

(3)	The exercise price equals the prevailing market price of the company’s stock on the date of grant. The exercise price may be paid in cash or by delivery of previously owned shares, or a combination of cash and such shares.

(4)	For the options expiring on May 17, 2005, May 15, 2006, July 8, 2007, and July 2, 2009, the values reflect standard application of the Black-Scholes option pricing model based on (a) expected stock price volatility of .4945, .4945, .4945, and .4705, respectively, (b) risk free rate of return of 6.42%, 6.42%, 6.42%, and 5.65%, respectively, (c) a cash dividend yield of .5%, and (d) an expected time of three years to exercise. The actual value, if any, of the options granted is dependent upon the market values of the company’s common stock subsequent to the date the options become exercisable.

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2000 AND YEAR END OPTION VALUES

The following table provides information on the exercise of stock options during fiscal 2000 by the Named Executives and the number and value of unexercised options at June 3, 2000.

Name	Shares	Value	Number of Securities		Value of Unexercised
	Acquired	Realized(1)	Underlying Unexercised		In the Money Options
	on	($)	Options at June 3, 2000		at June 3, 2000(2) ($)
	Exercise

			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael A. Volkema	154,612	304,853	80,000	403,297	-0-	2,241,839

Brian C. Walker	-0-	-0-	118,747	103,000	331,888	723,986

Robert I. Frey	-0-	-0-	108,000	78,000	920,000	542,736

Christopher A. Norman	-0-	-0-	116,645	78,000	323,612	542,736

David M. Knibbe	-0-	-0-	55,000	78,000	148,125	542,736

(1)	Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.

(2)	Values are based on the difference between the closing price of the company’s common stock on June 3, 2000, ($29.75) and the exercise prices of the options.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

Name	Number of	Performance
	shares, units	or other
	or other	period until
	rights(1)	maturation
		or payout(2)

Michael A. Volkema	15,976	3 years

Brian C. Walker	6,471	3 years

Robert I. Frey	5,003	3 years

Christopher A. Norman	0	—

David M. Knibbe	4,452	3 years

(1)	Represents the number of units credited to an employee’s account under the terms of the company’s Key Executive Deferred Compensation Plan (the “Plan”). Under the terms of the Plan, participants may elect to defer all or a portion of their EVA(R) cash incentive bonus payment. Deferred amounts are credited in stock units, based on the value of the company’s stock as of the end of the month in which the bonus would have been paid to the employee. Stock units are payable only in shares of the company’s common stock. Includes the following number of units credited to each Named Executive’s premium account, as described in footnote (2): Michael A. Volkema—3,687; Brian C. Walker—1,493; Robert I. Frey—1,154; and David M. Knibbe—1,027.

(2)	Each year the company’s Executive Compensation Committee establishes the maximum percentage of EVA(R) cash bonus that may be deferred, the maximum amount of EVA(R) cash incentive which may be subject to a premium percentage, and the amount of the premium percentage. For fiscal 2000, the maximum percentage of EVA(R) bonus that is subject to a premium percentage was 50%, and the premium percentage was established at 30%. Stock units credited to a participant’s account due to the premium percentage are credited to a separate premium account, which vests at the rate of 33-1/3%, beginning on the first anniversary of the deferral and each anniversary thereafter, provided that the participant is an employee of the company. The Plan allows for accelerated vesting in the event of a participant’s death, disability, retirement or termination due to a change in control, as defined in the company’s Plan for Severance Compensation After Hostile Takeover, as amended and restated.

PENSION PLAN

The company maintains a cash balance retirement income plan under which the company credits the account of each eligible participant each quarter with an amount equal to 4 percent of the participant’s compensation for the quarter, subject to a maximum annual compensation of $170,000. Each quarter a participant’s cash balance is credited with interest at the U.S. Treasury security rate, established as of the month of April preceding each plan year, on the previous quarter-end balance. Upon retirement and subject to completion of at least five years of service, participants may be paid the cash balance in a lump sum or in monthly payments for the remaining life of the participant. Under current tax law, annual benefits payable at retirement may not exceed $135,000.

OTHER ARRANGEMENTS

The company maintains a Salary Continuation Plan which provides that an officer’s base salary (as shown in the “Salary” column of the Summary Compensation Table) will be continued for twelve months after termination of the officer’s employment. Under this plan, benefits terminate if the officer performs services for a competitor of the company and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the company’s common stock with that of the cumulative total return of the Standard & Poor’s 500 Stock Index and the NASD Non-Financial Index for the five-year period ended June 3, 2000. The following information is based on an annual investment of $100, on June 3, 1995, in the company’s common stock, the Standard & Poor’s 500 Stock Index, and the NASD Non-Financial Index, with dividends reinvested.

	1995	1996	1997	1998	1999	2000

Herman Miller, Inc.	$100	$145	$338	$526	$386	$572

S&P 500 Index	$100	$129	$167	$217	$263	$291

NASD Non-Financial	$100	$147	$159	$198	$285	$427

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, the company’s directors and officers, as well as any person holding more than 10 percent of its common stock, are required to report initial statements of ownership of the company’s securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were filed by such persons during the last fiscal year, except for one late report, covering one transaction, filed by Gary VanSpronsen.

SHAREHOLDER PROPOSALS—2001 ANNUAL MEETING

Any shareholder proposal intended to be presented at the next annual meeting of the company must be received by the company at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, not later than April 18, 2001, if the shareholder wishes the proposal to be included in the company’s proxy materials relating to the meeting.

      In addition, the company’s Bylaws contain certain notice and procedural requirements applicable to director nominations and shareholder proposals, irrespective of whether the proposal is to be included in the company’s proxy materials. A copy of the company’s Bylaws has been filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the company.

MISCELLANEOUS

If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.

      The cost of the solicitation of proxies will be borne by the company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by a few regular employees of the company without additional compensation. The company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

      The Report to Shareholders of the company for the fiscal year ended June 3, 2000, including financial statements, as well as the company’s annual report on Form 10-K, is being mailed to shareholders with this Proxy Statement.

      Shareholders are urged to date and sign the enclosed proxy and return it promptly to the company in the enclosed envelope. Questions related to your holdings can be directed as follows:

First Chicago Trust Company of New York
PO Box 2500
Jersey City, NJ 07303-2500
Phone: 1 800 446 2617

By Order of the Board of Directors
James N. DeBoer, Jr., Secretary of the Board
August 24, 2000

APPENDIX A

HERMAN MILLER, INC., BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER
JULY 18, 2000

PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements, and (3) the independence and performance of the company’s Business Risk Assurance Department (internal) and independent auditors. In doing so, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the company.

COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices (“financial literacy”) and at least one member of the Committee shall have accounting or related financial management expertise.

      The company’s Chief Financial Officer will serve as a resource to the Committee. The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the company or the company’s outside counsel, Business Risk Assurance Department or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

MEETINGS

The Committee shall meet at least four times annually or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with the independent auditors in a separate executive session to discuss any matters that either party believes should be discussed privately. The Committee is also encouraged to meet privately with the Chief Financial Officer and the Director of the Business Risk Assurance Department should the need arise. Additional meetings may be held as circumstances warrant.

ROLES AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Audit Committee shall:

1.	Maintain meeting minutes and make regular reports to the Board of Directors.

2.	Review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

3.	Recommend to the Board of Directors the appointment of the independent auditors, which firm is ultimately accountable to the Audit Committee and the Board of Directors.

4.	Consider, in consultation with management, the independent auditors and the Business Risk Assurance Department, the scope and plan of the external and internal audits prior to execution.

5.	Review major changes to the company’s auditing and accounting principles and practices as suggested by the independent auditors, Business Risk Assurance Department or management.

6.	Review new or proposed accounting and reporting rules that could have a significant impact on the company.

7.	Review the activity reports prepared by the Business Risk Assurance Department and the independent auditors summarizing audit findings and management’s responses.

8.	At the conclusion of each quarterly review by the independent auditors, the committee will meet to discuss the results of the review and the financial statements with the company’s Chief Financial Officer and representatives from the independent auditors and Business Risk Assurance Department prior to the release of the results to the shareholders and the general public. The committee will also review the financial statements with management prior to the filing of the Form 10-Q.

9.	Review an analysis prepared by management of significant financial reporting issues and judgments made in connection with the preparation of the company’s financial statements. Discuss with the independent auditors their judgements about the quality, not just the acceptability, of the company’s accounting principles as applied in its financial reporting.

10.	Review the annual audited financial statements (Form 10-K) with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the company’s financial statements.

11.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

12.	Receive an annual report from the independent auditors regarding the auditors’ independence, discuss such report with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the independence of the auditor, including a review of management consulting services and related fees provided by the independent auditors.

13.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

14.	Approve the necessary certifications prepared by the company for the NASD regarding the Committee’s membership and Charter.

15.	Review with the Business Risk Assurance Department and the independent auditors any problems or difficulties the auditor may have encountered, including any restrictions on or changes in the scope of activities, or access to required information.

16.	Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

17.	Review the management letter provided by the independent auditors and the company’s response to that letter.

18.	Evaluate the performance of the independent auditors and, if so determined by the Committee, recommend that the Board of Directors replace the independent auditors.

19.	Approve the fees to be paid to the independent auditors.

20.	Review with the company’s General Counsel legal matters that may have a material impact on the financial statements, the company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management, the internal auditors and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

/X/ Please mark your votes as in this example.

This proxy is solicited on behalf of the Board of Directors.

FOR / /	WITHHELD / /

1.	Election of Directors as listed on reverse side.

For, except vote withheld from the following nominee(s):

FOR / /	AGAINST / /	ABSTAIN / /

2.	Proposal to amend the Company’s 1994 Nonemployee Officer and Director Stock Option Plan.

FOR / /	AGAINST / /	ABSTAIN / /

3.	Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for the year ending June 2, 2001.

4.	At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

________________________________________________________________________

________________________________________________________________________

SIGNATURE(S)	DATE

* FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL *

Vote by MAIL, INTERNET, or PHONE

Please follow one of the following steps to ensure your proxy card is properly executed and returned on time to be counted:

To Vote by MAIL:
1.	Mark your vote relating to the nominees for director in one of the two boxes to the right of “Election of Directors”. If you wish to withhold authority to vote for any individual nominee, write the name of each such nominee(s) on the line provided.

2.	Mark your vote relating to Proposal 2 and Proposal 3 in one of the three boxes to the right of the Proposals.

3.	Sign at the bottom right in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

4.	Tear off at perforation and mail the completed card with signature(s) in the enclosed reply envelope to:

Herman Miller, Inc., PO Box 8062, Edison, NJ 08818-9342

We encourage you to take advantage of the convenient new ways you can vote your shares. You can vote your shares through the internet or by using the telephone. This eliminates the need to return the proxy card.

To Vote by using the INTERNET:
1.	http://www.eproxyvote.com/mlhr

2.	Follow the instructions using your voter control number listed above and the last four digits of your taxpayer identification number.

To Vote by using the TELEPHONE:
1.	Using a touch-tone telephone call 1-877-PRX-VOTE (779-8683).

2.	Follow the prompts using your voter control number listed above and the last four digits of your taxpayer identification number.

If you choose to vote your shares through the internet or telephone, there is no need to mail back your proxy card.

Your vote is important to us.

Herman Miller, Inc.

By signing this card, the shareholder appoints Richard H. Ruch, Michael A. Volkema, and David L. Nelson and each of them, as attorneys, with the power of substitution, to vote the shares of Common Stock of Herman Miller, Inc. (“the company”) held of record by the undersigned on August 7, 2000 at the Annual Meeting of Shareholders to be held at the Hilton Chicago O’Hare Airport Hotel, Chicago Room, O’Hare International Airport, Chicago, Illinois, on Tuesday, October 3, 2000.

Election of three directors, each for a term of three years. Nominees:

01) Thomas C. Pratt 02) Ruth Alkema Reister 03) Michael A. Volkema

The Proxies will vote your shares in accordance with your direction on this card. If you do not indicate your choice on this card, the Proxies will vote your shares “FOR” the nominees and “FOR” the proposals.

All shares votable hereby and the undersigned includes shares, if any, held for my account in the Company’s Employee Stock Ownership Plan and Employee Stock Purchase Plan.

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